Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Variable Products, Inc.:

We consent to the use of our report, incorporated herein by reference, dated February 24, 2010, with respect to the financial statements of the Calvert VP SRI Large Cap Value Portfolio, Calvert VP S&P 500 Index Portfolio, Calvert VP S&P MidCap 400 Index Portfolio, Calvert VP Balanced Index Portfolio, Calvert VP Nasdaq 100 Index Portfolio, Calvert VP Russell 2000 Small Cap Index Portfolio, Calvert VP EAFE International Index Portfolio, Calvert VP Barclays Capital Aggregate Bond Index Portfolio, Calvert VP Inflation Protected Plus Portfolio, Calvert VP Lifestyle Moderate Portfolio, Calvert VP Lifestyle Conservative Portfolio, Calvert VP Lifestyle Aggressive Portfolio, Calvert VP Natural Resources Portfolio, each a series of the Calvert Variable Products, Inc., as of December 31, 2009, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/KPMG LLP
April 27, 2010